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On September 12, 2008, NMS Communications Corporation, (the “Company” or “NMS”) held a telephonic conference call where the Company discussed the announcement that the Company and Dialogic Corporation had entered into an Asset Purchase Agreement to sell the NMS Communications Platforms business to Dialogic. The transcript from the Company conference call is as follows:

NMS COMMUNICATIONS

Moderator: Herb Shumway

September 12, 2008

7:30 a.m. CT

Operator:  Good day, and welcome, everyone, to the NMS Communications analyst conference call.  This call is being recorded.

At this time, I’d like to turn the conference over to the Chief Financial Officer, Mr. Herb Shumway.  Please go ahead.

Herb Shumway:  Thank you, (Katy).  Thank you for joining us today as we review the sale of the NMS Communications Platform business.

This announcement was made in a press release this morning and is available on our Web site at www.nmss.com.

As (Katy) indicated, I’m Herb Shumway, NMS’s Chief Financial Officer, and with me on the call today is Bob Schechter, President and Chief Executive Officer of NMS, Joel Hughes, President of LiveWire Mobile, and Todd Donahue, NMS’s Corporate Controller and Chief Accounting Officer.

We have some prepared remarks on this development of – for NMS and LiveWire Mobile, and then we’ll open up the call to a question-and-answer session.

Before I proceed, NMS plans to file with the Securities Exchange Commission and mail to its shareholders a proxy in connection with the proposed sale of the NMS Communications Platform business, the proposed name change, and the other corporate matters described therein.

The proxy statement will contain important information about NMS, Dialogic, the proposed sale of the NMS Communications Platform business, the proposed name change, and the other corporate matters described therein.

Investors and security holders are urged to read the proxy statement carefully when it is available before making any voting or investment decisions with respect to the proposed sale of the NMS Communications Platform business, the proposed name change, and the other corporate matters described therein.

Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with – by the SEC – filed with the SEC by NMS through the Web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the proxy statement from NMS by contacting Karen Cameron at 100 Crossing Boulevard, Framingham, MA, 01702 or by calling her at 508-271-1000.

NMS, Dialogic, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies with respect to the proposed sale of the NMS Communications Platform business, the proposed name change and the other corporate matters set forth in the proxy statement.  Information regarding NMS’s directors and executive officers and their ownership of NMS shares is contained in NMS’s annual report on Form 10-K for the year ending December 31st, 2007 and its proxy statement for the NMS annual meeting of stockholders, which was filed with the SEC on April 22nd, 2008, and is supplemented by other public filings made, and to be made, with the SEC.

A more complete description will be available in the proxy statement filed in connection with the proposed sale of the NMS Communications Platform business.

Investors and security holders may obtain additional information regarding the direct and indirect interests of NMS, Dialogic, and their respective directors and executive officers with respect to the proposed sale of the NMS Communications Platform business by reading the proxy statements and other filings referred to above.

Certain statements on this conference call may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements about expected future financial and operating performance, demand for and performance of our products and growth opportunities, the proposed sale of the NMS Communications Platform business to Dialogic, the anticipated timing of a special meeting of the stockholders, and the proposed management changes, the anticipated election of a new director, the proposed corporate name change, the proposed change of the NASDAQ ticker symbol, the anticipated range of transaction-related cash costs, and the expected accounting treatment of the transaction.

These statements are based on management’s expectations as of the date of this document and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to risks and uncertainties including, but not limited to, approval of the proposed sale of the NMS Communications Platform business to Dialogic by NMS’s stockholders, receipt of the required regulatory approvals, closing of the proposed sale within the anticipated timeframe, difficulty in integrating Groove Mobile’s operations with LiveWire Mobile, uncertainty in communications spending, the implementation of NMS’s strategy to focus exclusively on the LiveWire Mobile business, the implementation of NMS’s strategic repositioning and market acceptance of its managed services strategy, quarterly fluctuations in financial results, NMS’s ability to exploit fully the value of its technology and its strategic partnerships and alliances, the availability of products from NMS’s contract manufacturer and product component vendors and other risks.

These and other risks are detailed from time to time in NMS’s filings with the SEC, including NMS’s annual report on Form 10-K for the year ended December 31st, 2007.

In addition, while management may elect to update forward-looking statements at some point in the future, management specifically disclaims any obligation to do so, even if estimates change.  Any references to our Web site in this press release is not intended to incorporate the contents thereof into the press release or any other public announcement.

With that, let me turn the call over to NMS’s CEO, Bob Schechter.  Bob?

Bob Schechter:  Thanks, Herb.

We’re pleased to announce today that we’ve signed a definitive agreement to sell our NMS Communications Platforms business to Dialogic Corporation for $28 million in cash.

The transaction has been approved by our board of directors, as well as the buyer’s board of directors, and it is expected to close during the fourth quarter of this year, subject to the receipt of required regulatory approvals and the satisfaction of customary closing conditions.

And as Herb was describing, the transaction will also be subject to approval by the stockholders of NMS.  We’ll be preparing and mailing out a proxy shortly, and a special meeting of our shareholders is anticipated to be held during the fourth quarter of this year.

Over the past year we, as you know, took significant steps to separate the NMS Communications Platforms business and the LiveWire Mobile business in order to provide greater focus and visibility for each of our two distinct businesses.

We did this because we saw these steps as essential to unlocking the value of the individual parts of our business.  In other words, we thought and continue to believe that the sum of the parts was greater than the whole, and our conviction is that the sale of the NMS Platforms business will now enable us to focus 100 percent of our resources on the rapidly-growing market associated with LiveWire Mobile, and we think that’s the best way to drive value for our shareholders.

Once the sale of the Platforms business is complete, we believe that the company will have the financial resources to execute its growth strategy, which includes a growing proportion of our revenues from managed services and other recurring sources, and a clear path to expanding our profit margins in that business.

You’ll recall that in March we announced the creation of LiveWire Mobile as a new subsidiary of NMS.  That’s enabled LiveWire to operate really over the past number of months essentially as a standalone company with its own leadership team and control of its own resources and so on.

Joel Hughes was named President of LiveWire Mobile and given responsibility and all the resources and decision-making authority required to successfully execute the company’s growth strategy.

We’re really pleased with the success LiveWire’s enjoyed to date and the direction that the business is moving in, and Joel in a couple of minutes will describe in some more detail – will give you a little bit of an update on that front.

We’re also announcing today our intent to change the name of the company to LiveWire Mobile, Inc.  In addition, at the closing of the transaction, we expect to change our ticker symbol to LVWR.  These changes are essentially being undertaken to better identify the company and reflect the going forward business direction with great clarity.

I’m also pleased to announce that Joel Hughes will become our new CEO immediately following the closing.  This is really the natural extension of his role as President of LiveWire Mobile, where he’s driven the company’s growth and strategic direction for the past year, including the integration of the recent Groove acquisition.

Joel is expected also at that time to join the board of directors.  The plan is that I will remain on the board in a non-executive chairman role.

I’m also pleased to announce that Todd Donahue, currently our VP of Finance and Corporate Controller, Chief Accounting Officer of NMS, will become our new Chief Financial Officer immediately following the sale of the Platforms business.  Todd, of course, will replace Herb Shumway and brings with him a great deal of knowledge and experience, and altogether we think LiveWire has a great management team and the capabilities as a team to operate a standalone business.

We’re very excited about the opportunities we see in front of us for LiveWire Mobile.  As a real standalone business, we think that investors will be able to focus on LiveWire Mobile’s market opportunity and value proposition, and we think solid growth rates and improving profitability, all supported by a sound balance sheet.

We believe our – the resulting company will be much more attractive from an investor point of view, and represent or reflect a much more straightforward story for our investors to understand.  Ultimately our aim, of course, is to create greater value for our shareholder.

With that, I’d like to turn the call over to Joel to give you a little bit of an update on LiveWire.  Herb will come back and describe a few more details of the transaction as we expect them, and then we’ll be back to answer any questions that you have.

Joel Hughes:  Thanks, Bob.  Good morning.

I’d like to start by saying I’m excited to become the CEO of LiveWire Mobile.  As a standalone company with greater financial resources and 100 percent dedicated focus on the entire company, we believe we can unlock the value of our platform, our products, and our revenue model for shareholders.

By way of background, LiveWire Mobile is an early leader in the mobile personalization market, offering expanding portfolio of managed services to operators, including ring tones, ring back tones, full track music, and video downloads, all through a single integrated store front.

This provides LiveWire Mobile with a highly differentiated value proposition, and this integrated offering is exactly what mobile operators are asking us for.

LiveWire’s products and services are deployed by over 40 wireless operators around the world, touching more than 260 million subscribers with nearly 15 million of those active subscribers.

The market for mobile music personalization is expected to generate $10.7 billion in 2008 services revenue and grow to $17.5 billion in 2012, that according to Juniper Research.

We’re seeing within that market that the fastest-growing component are ring back tones and full track music downloads, the two pieces we’ve put together in our start here with LiveWire Mobile.

With the recent acquisition of Groove Mobile, we’re in the early stages of being able to offer our operator customers a broad suite of services designed to drive subscriber adoption while also increasing the revenue per subscriber, and as we look at our growth opportunity, we’ll continue pursuing new opportunities at new operators.

However, we believe the biggest opportunity in front of us today is to sell our broader suite of integrated services to our existing blue chip customer base.

Our strategy is to leverage our current single service network deployments by launching new services, thereby increasing revenue for us and our operator customers.

Early conversations we’ve had with our operator customers about launching additional services have been encouraging.  Operators are responding to our value proposition and we’re beginning to see some success with cross-selling full track downloads and subscriptions as well as the integrated store front, to our existing ring back tone customers.

The Groove acquisition also helped us to accelerate an important transition in our business, which is moving from a cap ex business model characterized by large up-front deals with significant quarter-to-quarter variability toward a managed services model that we can generate more predictable recurring revenue and increased profitability.

In addition, we believe the managed services model expands our revenue potential by as much as three to five times as compared to the cap ex model.

So as we transition LiveWire Mobile into a fully standalone business, our top priorities will be growing our managed services revenues and our drive to profitability.  We believe 2009 will be the first year that well over half our revenues will come from managed services.

LiveWire Mobile had already begun significant branding efforts since its launch as a separate division, and then when we were announced as a separate subsidiary earlier this year.  We view today’s announcement as another important step forward in our plans to increase LiveWire Mobile’s presence in a large and rapidly-growing mobile personalization market.

We have a great team in place with a proven track record in growing the business.  We’re very excited by today’s announcement and the opportunity to create a market leading company in the years ahead.

With that, I’d like to turn the call back over to Herb Shumway.

Herb Shumway:  Thanks, Joel.

Let me spend a few minutes walking you through some of the transaction details.

Dialogic has agreed to acquire NMS Communications Platform business and all of its assets for $28 million in cash.  We expect the transaction to close in the fourth quarter, subject to the receipt of the required regulatory approvals and satisfaction of customary closing conditions.

The transaction is also subject to approval by the shareholders of NMS, and a special meeting of NMS stockholders is anticipated to be held during the fourth quarter of 2008.

We expect to use the cash to strengthen our balance sheet and provide financial flexibility for LiveWire Mobile to execute its long-term growth strategy.

LiveWire Mobile will begin operating as a standalone company at the time the transaction closes.  As such, LiveWire Mobile will assume a portion of the corporate overhead costs previously allocated to the NMS Communications Platform business.

At the time of the transaction close, the NMS Communications Platform business will be treated as a discontinued operation, and as such will not be included in revenues and operating income results from continuing operations, both current and retrospectively.

We do expect to incur a one-time non-recurring transaction-related cash cost of five to seven-and-a-half million, as well as restructuring costs of two-and-a-half to three-and-a-half million around the time of the close of the sale of the Communications Platform business.

Potential additional facilities-related restructuring is possible, and we’ll have more clarity on this around the time of the close.

We expect to provide more details on the standalone outlook for LiveWire Mobile at the appropriate time following the completion of the sale of the NMS Communications Platform business.

In summary, we are very pleased about the sale of our NMS Communications Platform business to Dialogic.  Going forward, we are very focused on the growth opportunity of LiveWire Mobile and believe as a standalone company we can unlock significant value for our shareholders.

With that, we’d like to open the call up for questions.  (Katy)?

Operator:  Thank you.  If you would like to ask a question during today’s conference, you may do so by pressing the star key followed by the digit one on your touch-tone telephone.  If you are using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, that is star one to signal for a question, and we’ll pause for just a moment.

We’ll go first to Ted Jackson with Cantor Fitzgerald.

Ted Jackson:  Hey, Bob.  Hey, Joel.  Hey, Herb.

Male:  Hi.

Male:  Hi, Ted.

Ted Jackson:  Congratulations on the sale.

Bob Schechter:  Thank you.  Well, we’re not – we’re – it’s – we’re not quite done yet, but we’re on the way.

Ted Jackson:  Well, I’m an optimist.

A couple of things.  One is, so am I correct that all told after the transaction closes, assuming it closes, that you’ll end up with a net of cash of 21 to $23 million?

Herb Shumway:  We’re not forecasting cash …

Ted Jackson:  No, no.  I’m talking just from the transaction.

Herb Shumway:  But, as it relates to the transaction, seven-and-a-half to $11 million is what we had sized as it relates to both the restructuring charges mentioned, as well as transaction deal costs.

Ted Jackson:  And then when you – when, assuming that the board business goes to Dialogic, will the cash that’s in NMS stay with NMS?

Bob Schechter:  Yes, there is no cash transfer to the buyer as part of the transaction.

Ted Jackson:  OK.

Bob Schechter:  We will transfer the working capital of the business, but excluding cash.

Ted Jackson:  OK.  And then will ((inaudible)) question I was going to ask.  I spaced out on it.

Anyway, I’m just jumping over onto LiveWire.  As it stands today, roughly what’s the quarterly break-even for LiveWire on a revenue basis?

Joel Hughes:  Well, we’re not updating any LiveWire guidance on this call, given we’re talking about the sale.  You know what we’ve talked about in the past was the path to profitability for the fourth quarter this year, and we’re not updating that guidance at this time.

Bob Schechter:  Ted, one of the reasons for that, Ted, is that we are going to do part of the restructuring that Herb described is in the obviously with one business more simplified – a more simplified business model, we’re going to take some costs out of the – in the corporate overhead area …

Ted Jackson:  Yes.

Bob Schechter:  … and the – and when we – as we add sort of the new yet-to-be-fully-identified corporate overhead, that’ll obviously have some impact on the you know LiveWire up until now has been a business unit, and we’ve looked at it at the contribution margin level.  Obviously going forward, we need to look at it at the bottom line.

Ted Jackson:  Yes.

Bob Schechter:  So we’re not quite – we’ve got some moving parts as part of that, and we’re not quite ready to give you any real guidance there, but we do hope to do that by the time we next speak.

Ted Jackson:  Well, let’s ask the question this way.  You know at one point prior to the Groove acquisition, if you went back you know into ‘07, you know you used to talk about LiveWire and moving towards a break even at around five million per quarter in revenue.

And can you just give me a sense is it you know roughly around that range still, has it moved up because of the Groove acquisition or down because of the Groove acquisition?  Is there any kind of general …

Joel Hughes:  Well, generally you know what you’d say is that – this is Joel – that you know with the addition of Groove and what will be, as Bob just described, you know now the addition of what will be a fully-integrated corporate capability, that will move up for both those reasons.

Ted Jackson:  OK.  And then the last question and then I will step out of line is you know on the lines of credit and the debt you know lines that you have access to, what’s the draw down on those right now?

Herb Shumway:  We expect by the end of the quarter that we will have been drawn approximately $4 million with Silicon Valley.  We’re also in discussions with them in the event that we require any other support between now and the time of the close to insure that there are no issues relative to cash.

Male:  That’s about the same level as it was at the end of Q2.  OK.

Ted Jackson:  OK.  OK.  I’ll get out of line for now.  Thanks.

Operator:  We’ll go next to John Eberly with Searle & Company.

John Eberly:  Hi, guys.  Congratulations on your sale.

Couple of quick questions.  What do you anticipate head count to be after the transaction?  Can you give me an idea there?

Bob Schechter:  We’re calculating here.

Joel Hughes:  Well, let’s talk about it maybe today, pre the transaction from a LiveWire, the business unit, if you will, we’re about 170 people.

John Eberly:  Yes.

Joel Hughes:  So we would expect that we’ll be adding to that in the area of again completing the fully standalone capabilities, so we would expect that number to be 170 or north of that.

John Eberly:  OK.  I’m trying to remember the last time I’d looked at the balance sheet you guys had about five million in cash.  Does that sound right?

Bob Schechter:  I think the June balance sheet had about $10 million in cash and about $4 million of borrowings under our line of credit.

John Eberly:  Then after the transaction you’re going to net probably 17 to 20-and-a-half, so you should be somewhere in the order of 27 to 30?

Bob Schechter:  Well, again, that’s you know again we’re not trying to update our guidance on Q3 results or Q4 outlook or anything of that sort today.  The net proceeds from the transaction should be about as Herb described them, and we’ll you know we’ll have a better update when we get to the end of Q3 and report those results.

John Eberly:  OK.  And the last question I have is just trying to remember, what was LiveWire’s Q3 revenue contribution?

Joel Hughes:  We haven’t announced our Q3 for the company.

John Eberly:  Q2, sorry.  Sorry.

Joel Hughes:  Well, we had 3.3 million in second quarter.  We had 5.2 in the first, you know 8.5 million in the first half of the year.  Like we’ve always described the business being quite lumpy, and we often look sort of half to half now, but eight-and-a-half for the first half, 3.3 in the second quarter.

John Eberly:  OK.  That’s it.  Thanks, guys.  Appreciate it.

Joel Hughes:  Thank you.

Operator:  Once again, that’s star one to signal for a question.

We’ll go next to Steve Silk with C. Silk & Sons.

Steve Silk:  Hi, good morning.  I just – most of the questions that I asked – wanted to ask were previously asked, and I understand that you’re not at the point where you can answer them.

But my only question would be the five to seven-and-a-half million cash expense related to the transaction that you incurred, could you break down why that so much cash is going to be used?

Bob Schechter:  Well, the categories that we’re clustering this, Steven, include the bankers costs, legal costs, audit fees, deal-related bonuses and severance expense.

Steve Silk:  All right.  How much was the severance and the bonus of that?

Male:  We’re not going to get into the details at this point relative to each line item.

Steve Silk:  All right.

Bob Schechter:  You know as you can appreciate with a you know a variability from five to seven-and-a-half, that’s a considerable — that’s a meaningful range.  Again, there’s a number of moving parts on exactly what these costs will be, so we’re trying to give you a flavor broadly what the range is, Steven.

Steve Silk:  You think we’ll – you’ll be able to better answer these questions on the next quarter call?

Bob Schechter:  Absolutely.

Steve Silk:  OK.  I’ll wait till then.  Thank you.

Operator:  We’ll go next to (Kevin Deedy) with (Morgan Joseph).

(Kevin Deedy):  Let me add my congrats on the deal, gentlemen.

Male:  Thank you, (Kevin).

(Kevin Deedy):  Joel, I’m wondering if you’ll take just a couple of business aspect questions.  I – just coming off of the CTIA entertainment show here in San Fran, it seems that the whole music side of the businesses – gee, I hate to say it, but sort of commoditizing.  I mean, one aspect is Nokia’s comes with music, and with 40 percent share, it looks like that’s going to be a pretty dominant force.

I’m just wondering if you can give us some tidbits on how you plan to differentiate and perhaps maybe plans for other applications like driving advertising or location, pay services.

Joel Hughes:  Sure.  I mean, that’s a great question.  I mean, in general you are hearing a lot about you know what’s happening in the music industry broadly and then the mobile music industry specifically.

It’s interesting one of the things you know Nokia’s final details when it comes to music, they don’t deliver music over the air still, which is quite shocking.  It’s essentially again a file loading application, which means you know loading music on your phone from your PC, not actually being able to get it you know while you’re on the go.

So you know fundamentally, we’re differentiating in two ways, in the music-only area with what we’ve acquired from Groove, we can deliver music over the air, which is still quite a difficult technology problem, and we believe, although the music market will be dominated by online delivery of digital music, that delivering that to mobile users on the go will still be an important and a meaningful and a profitable business.

So that’s number one.  We are mobile experts, and most of what’s happening in that industry, even with the mobile people like Nokia, is not yet flexible over-the-air downloads, so that’s number one.

Number two is we don’t look at music standalone, so for us, the idea and the reason we talk about the mobile personalization market is we want to be able to help subscribers personalize what they do with their mobile phone in the music domain, and they – that includes ring backs, it includes ring tones, it includes music videos.

So you know that, when we talk about the integrated store front, making it easy for subscribers to search, discover and buy music and then deploy it across their mobile experience, that’s what we’re talking about.

So we think that that is in aggregate as I talked about the numbers, a large and a growing market that we have a very strong position in.

So that integrated store front and the multiple services is, we think, an important differentiator for us.

Bob Schechter:  The other thing I’d add to that, (Kevin), is that the LiveWire business is focused on supporting the operators essentially as they seek to you know take advantage of their subscriber base through their relationships and building relationships and so on.

One of the issues with over-the-air download is that if the operator’s not in the loop and not part of the process, the data cost can become prohibitive very, very rapidly.

So it’s very hard to do that kind of thing without being part of the operator’s ecosystem in part.  It’s actually working with the operator, and so you know that’s a quite different channel than a handset manufacturer, for example, trying to you know to do this via side loading, as Joel described.

Joel Hughes:  Yes.  That’s important, and that’s the other thing I think you’ve sort of touched on, (Kevin), which is we are talking, and I’ve really only been exclusively talking about you know LiveWire being a managed service supplier to operators for what’s really an operator-branded music experience, OK?  And then again, that becomes more meaningful in its mobile sort of the mobile flavor of giving things like ring back where again the operator’s network is required to deliver such a service.

Rest assured we certainly are keeping track of what’s happening.  You know as you said, CTIA you know a lot of discussions about whether you know certainly that music downloads are flat, if not shrinking, but music subscription seems to be where everybody’s going.  We clearly are paying attention to that.  We have launched one music subscription service already.  It’s several months old and it’s doing very, very well.

We’re also seeing you know the interest in advertising supported music as I know that you know Google was talking about what they’re doing in China, for example, where they figured if everybody was stealing music, we might as well make it available with an advertising model, which is sort of forced on them, but you know that’s getting the record labels to start to rethink some of their business model.

So we think that today the money for us is primarily in multi-service operator-branded, operator-delivered, but we do think that both the subscription model, which I think fits very well there, as well as you know advertising as an additional revenue offset or the primary revenue source to pay for this stuff, will be important in the future and we are you know making plans in those areas as we speak.

(Kevin Deedy):  Very good.  Thanks, gentlemen, for the comprehensive response.

Operator:  And as a final reminder, that is star one to signal for a question.

And with no further questions in the queue, at this time I’d like to turn the call over to Mr. Schechter for any additional or closing remarks.

Bob Schechter:  Great.  Thank you.  No you know no closing remarks.  We will, as we said at the outset, be working to get our proxy filed as soon as practicable, and we’ll be talking with you along the way.

Thank you very much for your support.

Operator:  This concludes today’s conference.  We appreciate your participation.  You may now disconnect.

END